Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

December 1, 2010

$$/BREAK/$$END iPath Exchange Traded Notes ® iPath Optimized Currency Carry ETN iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of a listed security. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity date or through early redemption¹, based on the performance of the index less investor fees. The iPath® Optimized Currency Carry ETN is designed to provide investors with cost-effective exposure to the Barclays Capital Intelligent Carry Index™. NOTE DETAILS Ticker ICI Intraday indicative value ticker ICI.IV Bloomberg index ticker BXIICIUS CUSIP 06739H412 Primary exchange NYSE Arca Yearly fee 0.65% Inception date 01/31/08 Maturity date 01/28/38 Index Barclays Capital Intelligent Carry Index™ * The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. ISSUER DETAILS Barclays Bank PLC long-term, unsecured obligations* S&P rating AA- Moody’s rating Aa3 The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC. * We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs. CURRENCY BREAKDOWN 100 50 56.76 13.43 26.45 8.85 2.29 0 AUD NOK EUR JPY USD NZD CAD CHF SEK -1.40 GBP -10.16 -25.03 -31.56 CURRENCY WEIGHTINGS (%) -50 -39.63 -100 Source: Barclays Capital as of 09/30/10. INDEX CORRELATIONS Barclays Capital Intelligent Carry Index™ 1.00 Dow Jones-UBS Commodity Index Total ReturnSM 0.44 S&P 500 Index 0.36 Barclays Capital U.S. Aggregate Bond Index -0.09 MSCI EAFE Index 0.32 Sources: S&P, UBS Securities LLC, Dow Jones Indexes, Barclays Capital, MSCI Inc., Bloomberg, BlackRock 9/07-9/10, based on monthly returns. ¹ Investors may redeem at least 50,000 units of the iPath® Optimized Currency Carry ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath® Optimized Currency Carry ETN The Barclays Capital Intelligent Carry IndexTM adopts an innovative strategy to enable investors to capture returns from foreign currency markets. The Index is designed to reflect the total return of an “Intelligent Carry Strategy,” which, through an objective and systematic methodology, seeks to capture the returns that are potentially available from a strategy of investing in high-yielding currencies with the exposure financed by borrowings in low-yielding currencies sometimes referred to as the “carry trade.” The pool of currencies to which the index may apply these strategies is commonly referred to as the “G10 currencies” and includes the U.S. dollar, the euro, the Japanese yen, the Canadian dollar, the Swiss franc, the British pound sterling, the Australian dollar, the New Zealand dollar, the Norwegian krone and the Swedish krona. INDEX TOTAL RETURNS & STANDARD DEVIATION (as of 9/30/10) 1-YEAR RETURN % 3-YEAR RETURN % 5-YEAR RETURN % STANDARD DEVIATION ANNUALIZED ANNUALIZED % ANNUALIZED* Barclays Capital Intelligent Carry Index™ 2.92 -3.30 n/a n/a Dow Jones-UBS Commodity Index Total ReturnSM 10.01 -6.84 -2.35 20.57 S&P 500 Index 10.16 -7.16 0.64 17.61 Barclays Capital U.S. Aggregate Bond Index 8.16 7.42 6.20 3.60 MSCI EAFE Index 3.27 -9.51 1.97 21.24 * Standard Deviation numbers based on monthly returns for 09/07-09/10. Sources: S&P, UBS Securities LLC, Dow Jones Indexes, Barclays Capital, MSCI Inc., Bloomberg, BlackRock. Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. An investment in iPath ETNs involves risks, including possible loss of principal. For a description of iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar the main risks see “Risk Factors” in the applicable prospectus. markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the commissions. offering to which this communication relates. Before you invest, you should read the prospectus An investment in iPath ETNs linked to the performance of the Barclays Capital Intelligent Carry IndexTM and other documents Barclays Bank PLC has filed with the SEC for more complete information is subject to risks associated with fluctuations, particularly a decline, in the value of the index. Because about the issuer and this offering. You may get these documents for free by visiting www.iPathETN the carry trade involves investing in high-yielding currencies with the exposure financed by borrowings .com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange in low-yielding currencies, the success of the index strategy, the level of the index and the market value for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free of the securities will depend on the exchange rates and interest rates applicable to the index 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. constituent currencies. If the applicable exchange rates or interest rates move against the direction BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs. targeted by the index strategy, the level of the index, and the market value of the securities, will decline. Factors that may contribute to volatile fluctuations in the index include exchange rates iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured applicable to the index constituent currencies, interest rates applicable to the constituent currencies, debt. The Securities are riskier than ordinary unsecured debt securities and have no principal the prevailing interest rate environment, and global or regional economic, financial, political, regulatory, protection. Risks of investing in the Securities include limited portfolio diversification, trade price geographical or judicial events that affect exchange rates and interest rates. fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to Barclays Capital Intelligent Carry IndexTM and the USD Intelligent Carry IndexTM are trademarks of direct investment in index or index components. The investor fee will reduce the amount of your return Barclays Bank PLC. at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has ©2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered increased or decreased (as may be applicable to the particular series of Securities). An investment in trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the iPath ETNs may not be suitable for all investors. property, and used with the permission, of their respective owners. iP-0301-1110 iP - ICI - I0910 The Securities may be sold throughout the day on the exchange through any brokerage account. There Not FDIC Insured No Bank Guarantee May Lose Value are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses. [Graphic Appears Here] FIND YOUR iPATH 1-877-764-7284 www.iPathETN.com